Bullfinch Fund, Inc.

Code of Ethics

Updated by Board Approval: April 26, 2003

Every employee is responsible for protecting the firm's reputation. The following guidance is provided for the conduct of your personal and professional activities and is reasonably designed to deter wrongdoing and to promote:

            1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
            2. Full, fair, accurate, timely and understandable disclosure in reports and documents that the firm files with, or submits to, the Securities and Exchange Commission and in other public communications made by the firm;
            3. Compliance with applicable governmental laws, rules and regulations;
            4. The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
            5. Accountability and adherence to the code


Prohibition Against Legal Violations
(Investment Advisers Act of 1940, Section 206 and Section 208)
(AIMR, Standards of Professional Conduct, Standard II and III.)

An employee shall not engage, assist, or participate in any violation of the law (including rules and regulations) governing his or her personal and professional activities. If an employee is aware of an illegal act, every employee has an affirmative duty to report their knowledge to the firm's Supervisor (Christopher Carosa, President) and appropriate law enforcement body.

An employee will not misrepresent (1) the firm's services; (2) an individual's qualifications; (3) the firm's investment performance; or, (4) the expected outcome of any transaction. An employee will not make any statement which can be construed as a guarantee. An employee will disclose a referral arrangement to prospects when appropriate.

An employee will not accept gifts from a client, prospect, supplier or another employee without the consent of the Supervisor. Likewise, gifts may not be given to clients, prospects, suppliers or another employee without the prior knowledge and consent of the Supervisor.


Prohibition Against Use of Confidential or Material Nonpublic Information (Investment Advisers Act of 1940, Section 204A)
(AIMR, Standards of Professional Conduct, Standard II.)

An employee shall not disseminate confidential or material nonpublic information. Confidential information is that concerning the firm (and its employees), clients (former, present and prospective), and suppliers which is or could be considered proprietary or personal and which, if disclosed, could be damaging to the firm, individual or supplier.

Material nonpublic information, a.k.a., "material inside information," is information about a company or its securities which is not public and which, if disclosed, would (probably) impact the market value of the company's securities.

An employee has an affirmative obligation to not use or disclose confidential or material nonpublic information. Use and/or communication of material nonpublic information may result in civil and criminal liability. An investment professional's responsibilities are outlined in the Association for Investment Management and Research's Standards of Practice Handbook.


A Supervisor's Responsibilities
(Investment Advisers Act of 1940, Section 203(e)(5) and (e)(7)(C)) (AIMR, Standards of Professional Conduct, Standard II.)

A supervisor shall follow established procedures and systems in order to prevent and detect any legal or ethical violations on the part of a subordinate.


Conflicts of Interest
(AIMR, Standards of Professional Conduct, Standards III, IV, V, VI and VII.)

An employee may not engage in any outside business activity without the explicit permission of the Supervisor. An employee has a duty of loyalty to the firm and his or her efforts should be devoted to the firm's business. This does not preclude civic, charitable and religious activities so long as those activities do not interfere with your responsibilities as an employee, reflect adversely on the firm or create a conflict of interest.


Investments
(CFR 275.204-2(12)-(13))
(AIMR, Standards of Professional Conduct, Standards IV and V.)

An employee shall not make an investment in a security owned on behalf of the Firm's clients, a public company which employs the firm to manage its assets or those of an employee benefit plan, or a security of a supplier to the firm without the express approval of the Supervisor. This prohibition extends to members of the employee's immediate family.

An employee will disclose any potential conflicts or actual conflicts of interest that arise, particularly those which might impair an employee's objectivity. Examples include (1) the firm recommends securities owned by an employee, (2) an employee's spouse is an employee of a public firm and owns shares in the company, (3) an employee is offered an opportunity to participate in a "hot" initial public offering because they're employed by the firm.

All employees must report, within 10 days after the end of each quarter, all personal security transactions (including those of their immediate family).


An Investment Professional's Responsibilities
(AIMR, Standards of Professional Conduct)

All members of the Association for Investment Management and Research must sign and return the Annual Conduct Questionnaire. If an item is disclosed to AIMR, it should also be disclosed in writing to the firm's Supervisor.